Exhibit 5.1
Holland & Knight LLP
701 Brickell Avenue
Miami, FL 33131
November 5, 2007
Burger King Holdings, Inc.
5505 Blue Lagoon Drive
Miami, FL 33126
Ladies and Gentlemen:
     We have acted as counsel for Burger King Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”) with respect the registration of 26,450,000 shares of common stock of the Company (the “Shares”). The Shares are to be offered and sold by private equity funds controlled by TPG Capital, Bain Capital Partners and the Goldman Sachs Funds (collectively, the “Selling Stockholders”). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.
     In connection with the Registration Statement, we have examined, considered and relied upon copies of the following documents: (1) the Company’s Amended and Restated Certificate of Incorporation, and the Company’s Amended and Restated Bylaws; (2) resolutions of the Company’s board of directors authorizing the filing of the Registration Statement and the registration of the Shares to be sold and related matters; (3) the Registration Statement and exhibits thereto; and (4) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In making the foregoing examinations we have assumed, without investigation, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the documents. As to various questions of fact material to the opinions expressed below, we have relied solely on the representations or certificates of officers and/or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such certificates, documents, records or instruments.
     Based upon the foregoing examination, and subject to qualifications set forth below, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
Sincerely,
HOLLAND & KNIGHT LLP
/s/ HOLLAND & KNIGHT LLP